Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-19103 and 333-19099 on Form S-8 of Cabot Corporation of our report dated June 29, 2009 relating to the financial statements of the Cabot Retirement Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 29, 2009